Exhibit 10(a)
HARRIS CORPORATION

HOWARD L. LANCE Chairman, President and Chief Executive Officer	1025 West NASA Boulevard Melbourne, FL USA 32919 phone 1-321-724-3900
www.harris.com
Private and Confidential
January 23, 2007
Mr. Timothy Thorsteinson
59 Farnham Avenue West
Toronto, Ontario M4V1 H6
Canada
Re:      Letter of Agreement
Dear Tim:
     We are pleased with your recent appointment as an Executive Officer of Harris Corporation and as President of Harris’ Broadcast Communications Division (“BCD”). This Letter Agreement will confirm your acceptance of your appointment as BCD’s President and will set forth the initial terms and conditions of your new position. In this regard, this will confirm that we have agreed to the following:
•	Position: You remain employed by Leitch Technology International, Incorporated (“Leitch”). You will be President of BCD reporting directly to Howard Lance, CEO of Harris Corporation.

•	Effect of Prior Employment Agreement: You acknowledge and agree that all employment agreements you had with Leitch including, but not limited to, those of November 17, 2003 (the “Original Agreement”, which term includes amendments to the Original Agreement including the compensation letter agreement dated June 9, 2005) and June 9, 2005 and August 31, 2005 are null and void and no longer in effect and are superseded in all respects by this Letter Agreement, except that any obligations regarding confidentiality, non-disclosure and ownership of inventions which you had pursuant to any agreement with Leitch and with Harris will continue in full force and effect.

•	Base Salary: Your base salary of $425,000USD will be converted to CAD based on a conversion rate CAD$ 1.33 v. $1.00USD, which is your current rate. Your salary will be reviewed annually and the conversion rate will be adjusted to the prevailing rate effective January 1, 2008 at the discretion of Harris, based upon your CAD salary. This will be based upon the average daily exchange rate for calendar year 2007.
•	Bonus: You will participate in the Harris Annual Incentive Plan (AIP). You will be provided with specified target performance criteria and the AIP payment of $285,000USD will be converted to CAD$319,961 using the above-referenced exchange rate. Your AIP payment will be subject to the terms of the Plan and its related documents.
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•	Long-Term Compensation: Your previous stock options, restricted unit and performance units will continue as awarded per their Terms and Conditions. Additional long-term compensation will be considered on an annual basis by the Harris Management Development and Compensation Committee.

•	Benefits: You will continue to participate in the Leitch RRSP, DPSP and health and welfare benefits. Due to your U.S. citizenship and your job duties, you, your wife and children will be covered by Leitch U.S. health and welfare benefits while you/they are in the U.S.

•	Vacation: You continue to be eligible for four (4) weeks of vacation annually. Use and accumulation of time is governed by Harris’ vacation policy contained in its Summary Plan Description.

•	Other Benefits: Financial estate planning assistance, subject to a CAD$5,613 cap, for any three calendar year period; tax planning assistance, subject to a CAD$5,613 annual cap; and initiation fee and monthly dues for one family golf or social club membership. For calendar year 2006 and 2007 Harris will pay for the preparation of your U.S. and Canadian tax returns and will reimburse you for the “excess taxes” as provided for in Sections 9 and 12 of your November 17, 2003 Agreement with Leitch. Payment or reimbursement for the benefits described in this paragraph will occur as soon as administratively practicable following the date the expenses are incurred, but no later than the March 15 following the calendar year in which such expenses are incurred.

•	Severance: In the event you are involuntarily terminated without cause you will receive a lump sum severance payment equal to your then current Base Salary plus the AIP payment that you were actually paid in the prior fiscal year by Harris. This lump sum severance payment will be paid to you within 30 days after your termination date. The severance payments will be in lieu of your entitlements to notice, termination pay and severance under applicable statutory and common law requirements and/or severance plan provisions (U.S. and/or Canadian). You acknowledge and agree that these severance payments are fair and reasonable and are the results of negotiation between the parties.

•	Change in Control: Pursuant to the attached Executive Severance Agreement (as may be amended by Harris at its discretion to reflect the requirements of final regulations to be issued under Section 409A of the Internal Revenue Code), you are entitled to two (2) years of base salary and incentive compensation in the event of a qualifying termination of employment following a change in control. You are not eligible to receive severance payments under this Letter Agreement or pursuant to any severance plan or policy maintained by Harris or its affiliates if you receive a change in control severance payment pursuant to the Executive Severance Agreement.

•	Location and Relocation: Currently, your Position will be located in Toronto, Ontario, Canada. However, you acknowledge and agree that you may be required by Harris to relocate to a location anywhere within the U.S. or Canada. In that event, Harris will provide you with relocation assistance (travel reimbursement; moving expenses; house hunting expenses; closing cost reimbursement for home sale and purchase; etc.) commensurate with your position of BCD President. Payment or reimbursement for such expenses will occur as soon as administratively practicable following the date such expenses are incurred, but no later than the March 15 following the calendar year in which such expenses are incurred.
     Please note that, in addition to the above, your appointment and also your relocation, if that occurs, are contingent upon the following (if they are applicable under the circumstances):
•	You will be required to sign the Harris Employment Agreement Form before beginning your new assignment.

•	You must execute and return all forms and other documents required for Harris to complete the U.S. employment process including the enclosed acknowledgement and acceptance.

•	You must provide information and documentation sufficient to complete the required 1-9 form and demonstrate that you are authorized to work for Harris in the U.S.
     Tim, I am excited about your new appointment within the Harris BCD Team and look forward to continuing our working relationship as we grow the Company. If you have any questions, please do not hesitate to call me or Jeff Shuman.

Sincerely,
/s/ H.L. Lance
Howard L. Lance
Chairman, President and
Chief Executive Officer
Acknowledgement and Acceptance
     To acknowledge your acceptance of your appointment and of the terms of this Agreement, please sign and return the copy provided.
     I understand that this Agreement is not an employment contract nor is it a guarantee of employment for any particular period of time.

/s/ Timothy Thorsteinson	1/29/07
Timothy Thorsteinson	Date